TBS International Limited Reports Third Quarter and Nine Months 2009 Financial Results

HAMILTON, BERMUDA – November 9, 2009 - TBS International Limited (NASDAQ: TBSI) announced today its financial and operating results for the third quarter and nine months ended September 30, 2009.

Third Quarter and Nine Months 2009 highlights:

Metric	Q3 2009	Q3 2008	9M 2009	9M 2008
Revenue (thousands)	$74,332	$183,322	$217,726	$471,845
Net (Loss) Income (thousands)	$(18,139)	$59,143	$(56,340)	$157,162
EPS (basic and diluted)	$(0.61)	$1.96	$(1.89)	$5.40
Weighted Average Number of Shares (basic and diluted)	29,863,460	30,104,863	29,836,239	28,980,101
EBITDA (thousands) (1)	$10,464	$83,895	$26,486	$221,001
Drydock Days	191	229	481	568

Freight Voyages
Average Daily Voyage TCE	$12,296	$33,143	$11,726	$31,463
Freight Voyage Days	2,630	3,296	8,728	8,429
Tons of Cargo Shipped (thousands)	2,098	2,628	6,694	6,960
Average Freight Rate for All Cargoes	$27.25	$61.40	$27.10	$55.78
Average Freight Rate excluding Aggregates	$46.81	$95.85	$43.75	$91.92
Bunker Cost/Voyage Day	$4,990	$8,585	$4,553	$7,434

Time Charter out Voyages
Average Daily Time Charter TCE	$11,048	$32,206	$9,255	$30,876
Time Charter Days	1,384	577	3,411	2,384

(1)
EBITDA is a non-GAAP financial measure. Please refer to “Non-GAAP Reconciliations” following the financial statements included in this press release for a reconciliation of EBITDA to Net (loss) income.

Third Quarter 2009 Results:
For the third quarter ended September 30, 2009, total revenues were $74.3 million, a decrease of 59.5% compared to the $183.3 million for the same period in 2008. Net loss for the third quarter 2009 was $18.1 million, a decrease of 130.6% compared to $59.1 million profit for the same period in 2008.  Earnings per share on a basic and diluted basis were $(0.61) in the third quarter of 2009, calculated based on 29,863,460 shares, compared to $1.96 for the third quarter 2008, calculated based on 30,104,863 shares.

EBITDA, which is a non-GAAP measure, decreased by 87.5% to $10.5 million for the quarter ended September 30, 2009 from $83.9 million in 2008. Please see “Non-GAAP Reconciliations – EBITDA” following the financial statements in this press release for a reconciliation of EBITDA to net (loss) income.

Revenues:
Total revenues of $74.3 million for the third quarter 2009 include voyage revenues of $57.2 million, time charter revenues of $16.0 million and logistics and other revenues of $1.1 million.

An average of 44 vessels (excluding off-hire) were operated during the third quarter 2009 compared to 42 vessels (excluding off-hire) during the same period of 2008.

Voyage Revenues:
Voyage revenues in the third quarter 2009 were $57.2 million, a decrease of $104.2 million or 64.6% from the $161.4 million during the same period in 2008. The decrease is primarily due to a decrease of 55.6% in the average freight rates for all cargoes combined with a decline of 20.2% in the total cargo volume.

Total cargo volume (including aggregates) decreased 530,000 tons or 20.2% to 2,098,000 tons for the third quarter 2009 from 2,628,000 tons for the same period in 2008. Non-aggregate revenue tons carried decreased 398,000 tons for the third quarter due to decreases in non-aggregate bulk cargo.  Aggregate revenue tons carried decreased 132,000 tons for the three months ended September 30, 2009 as compared to the same period in 2008.  Freight rates excluding aggregates decreased $49.04 per ton or 51.2% to $46.81 per ton for the third quarter 2009 from $95.85 per ton during the same period in 2008.

Average Daily Voyage Time Charter Equivalent, which is an industry standard metric reflecting the daily net earnings of a voyage after deducting all voyage expenses from voyage revenues, was $12,296 per day in the third quarter 2009, a decrease of 62.9% from the $33,143 during the same period in 2008 and an increase of 9.1% from the $11,268 per day during the second quarter 2009.

Time Charter Revenues:
Time charter revenues decreased by $3.3 million or 17.1% to $16.0 million for the third quarter 2009 from $19.3 million for the same period in 2008, reflecting a decrease in the average charter hire rates offset by an increase in the number of days that vessels were chartered out.

Average Daily Time Charter Equivalent, which is an industry standard metric reflecting time charter-out revenues during the period reduced by commissions, was $11,048 per day in the third quarter 2009, a decrease of 65.7% from the $32,206 during the same period of 2008. The key factor driving the decrease in the average time charter equivalent rate per day is the worldwide economic crisis.

Expenses:
Total operating expenses for the third quarter 2009 decreased by $31.9 million or 26.7% to $87.6 million from $119.5 million for the same period in 2008.

Voyage expenses, which include fuel costs, commissions, port call charges and stevedoring, declined by $27.4 million or 51.8% to $25.5 million for the third quarter 2009. The decrease is due to a decline in fuel expenses as a result of lower average fuel costs and lower fuel consumption; decreased commission expense as a result of lower voyage revenues, as well as port call expenses and stevedore and other cargo-related expenses.

Vessel expenses which consist of operating expenses relating to owned and controlled vessels, such as crewing, stores, repairs and maintenance, insurance and charter hire fees for vessels that are chartered-in, decreased by $2.3 million or 7.5% to $28.5 million for the third quarter 2009 as compared to $30.8 million for the same period in 2008. Owned vessel expenses decreased by $1.0 million due to a decrease in the operating expense day rate.  Average operating expense day rates decreased principally due to a decrease of expenditures for repairs and maintenance.  During the nine months ended September 30, 2008 we acquired ten vessels.  Those vessels required repairs and maintenance at a higher level than vessels in the existing fleet which caused the day rate to be higher.  Chartered-in vessel expenses decreased $0.7 million due to a decrease in the chartered-in rate per day.

General and administrative expenses decreased by $5.0 million or 35.7% to $9.1 million in the third quarter 2009 reflecting our cost reduction efforts and due to a decrease in personnel expenses, related to the elimination of our 2009 bonus accrual.

The operating expenses for the third quarter 2009 also include an expense of $0.8 million related to TBS Logistics Incorporated, our cargo and transport management subsidiary.

Results for the Nine Months ended September 30, 2009:
For the nine months ended September 30, 2009, total revenues were $217.7 million, a decrease of 53.9% compared to the $471.8 million for the same period 2008. Net loss for the nine months 2009 was $56.3 million, a decrease of 135.8% compared to $157.2 million profit for the same period 2008.  Earnings per share on a basic and diluted basis were $(1.89) for the nine months ended September 30, 2009, calculated based on 29,836,239 shares, compared to $5.40 for the same period of 2008, calculated based on 28,980,101 shares.

EBITDA, which is a non-GAAP measure, decreased by 88.0% to $26.5 million for the nine months ended September 30, 2009 from $221.0 million in 2008. Please see “Non-GAAP Reconciliations” following the financial statements included in this press release for a reconciliation of EBITDA to net (loss) income.

An average of 44 vessels (excluding off-hire) were operated during the nine months 2009 compared to 40 vessels (excluding off-hire) during the same period of 2008.

Total revenues of $217.7 million for the nine months 2009 include voyage revenues of $181.4 million, time charter revenues of $34.3 million and logistic and other revenues of $2.0 million.

Corporate Developments:
On October 19, 2009, TBS announced that its Board of Directors had unanimously approved for the place of incorporation of the company to be changed from Bermuda to Ireland. TBS shareholders will be asked to vote in favor of this proposed move at a special meeting of shareholders to be held on December 4, 2009.

If the conditions to the proposed transaction are satisfied, including approval by TBS’s shareholders and the Supreme Court of Bermuda, TBS International plc, an Irish company (“TBS-Ireland”), will become TBS’s parent company.  Current shareholders of TBS will become shareholders of TBS-Ireland.  TBS-Ireland  will be registered with the U.S. Securities and Exchange Commission (“SEC”) and be subject to the same SEC reporting requirements as TBS is today.  TBS-Ireland’s shares will trade on the Nasdaq Global Select Market under the ticker symbol “TBSI”, the same symbol under which TBS shares are currently traded.  TBS expects the move to take effect shortly after shareholder approval.

Debt Reclassification:
Generally accepted accounting principles require that long-term loans be classified as a current liability when either a covenant violation that gives the lender the right to call the debt has occurred at the balance sheet date, or such a covenant violation would have occurred absent a waiver of those covenants, and in either case it is probable that the covenant violation will not be cured within the next 12 months.  At September 30, 2009, although the Company was in compliance with all modified additional covenants and the debt is not currently callable by the lenders, the Company would have been in violation of the previously effective minimum consolidated fixed charge coverage ratio and the maximum consolidated leverage ratio.  Based on current internal projections, which assume limited improvement in our business, management anticipates that it is probable that the original covenant requirements will not be met during the next twelve months.  Accordingly, long-term loans are classified as a current liability in the Consolidated Balance Sheet at September 30, 2009. The Company is addressing the need to restructure its credit facilities as follows. We are discussing with our banks modifications of the financial covenants in our existing credit facilities which would enable us to reclassify the long term portion of outstanding debt as such on our consolidated balance sheet.  We are exploring the feasibility of new financings to repay some of our existing credit facilities. We have filed and have in place a registration statement on Form S-3, which allows TBS to issue registered securities and may provide TBS another liquidity option.

Recent Fleet Developments:
On September 23, 2009, TBS took delivery of the M.V. Rockaway Belle, the first in a series of six “Roymar Class” 34,000 dwt multipurpose tweendecker newbuilding vessels that the Company has on order with China Communications Construction Company/ Nantong Yahua Shipbuilding Co. Ltd for a purchase price of $35.5 million each.

With the delivery of M/V Rockaway Belle, TBS’s current fleet expanded to 48 vessels with an aggregate of 1.43 million dwt, consisting of 25 tweendeckers and 23 handymax/ handysize bulk carriers.

Fleet Expansion and Newbuilding Program:
The previously announced TBS Newbuilding Program to construct six Roymar Class multipurpose vessels with retractable tweendecks is proceeding with the delivery of the first, M/V “Rockaway Belle” on September 23, 2009. The Company expects delivery of the remaining five vessels, with the next three vessels in 2010 and  two vessels in 2011.

TBS previously entered into a $150 million term loan credit agreement with a syndicate of lenders led by The Royal Bank of Scotland to finance the building and purchase of these six new multipurpose vessels. As of September 30, 2009, the Company has made cumulative payments of $98.3 million to the Shipyard towards the purchase of the five remaining newbuild vessels.

TBS 2009 Drydock Program and Vessel Upgrade Program:
For 2009, TBS plans to drydock 23 vessels for approximately 660 drydocking days with steel renewal of about 2,224 metric tons at a total cost of approximately $21.9 million. This estimate includes one vessel that entered into drydock during the fourth quarter of 2008.

Our anticipated 2009 drydocking schedule is as follows:

•
During the three months ended March 31, 2009, TBS drydocked one vessel that entered into drydock during the fourth quarter of 2008 and continued its drydocking for 16 days in the first quarter 2009. Additionally, eight vessels entered into drydock for 138 drydock days, requiring about 644 metric tons of steel.

•
During the second quarter 2009, five vessels that entered into drydock during the first quarter continued their drydocking for 88 days and three vessels entered drydocking for 48 days, requiring about 368 metric tons of steel.

•
During the third quarter, three vessels that entered into drydock during the second quarter of 2009 continued their docking for 55 days and six vessels entered into drydocking for 136 days, requiring about 707 metric tons of steel.

•	We estimate for the fourth quarter 2009, five vessels requiring about 505 metric tons of steel and about 179 drydock days

Conference call and webcast:
On Tuesday, November 10, 2009 at 10:00 a.m. EDT, the company’s management will host a conference call to discuss the results.

Conference call details:
Participants should dial into the call 10 minutes before the scheduled time using the following numbers: 1-888-713-4213 (from the US) or 1-617-213-4865 (International Dial In). Participant Passcode: 15507133. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PBCT9PARM. Pre-registrants will be issued a PIN number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

Webcast:
There will also be a live- and then archived- slides and audio webcast of the conference call on the company's website www.tbsship.com, which can be accessed by clicking on the webcast link. As soon as practicable, the webcast and the corresponding slides will be archived and will also be accessible on our website.

Replay:
A telephonic replay of the conference call will be available from 1:00 p.m. EST on Tuesday, November 10, 2009 until Tuesday, November 17, 2009 by dialing 1-888-286-8010 (from the US) or 1-617-801-6888 (International Dial In). Access Code: 58940943. A replay of the webcast will be available soon after the completion of the call.

Consolidated Statements of Income
For the Third Quarter and Nine Months
Ended September 30, 2009 and 2008
 (In thousands, except per share amounts and outstanding shares)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Revenue
Voyage revenue	$57,163	$161,397	$181,417	$388,253
Time charter revenue	15,972	19,308	34,311	77,292
Logistics revenue (1)	1,014	2,045	1,550	5,288
Other revenue	183	572	448	1,012
Total revenue	74,332	183,322	217,726	471,845

Operating expenses
Voyage	25,505	52,882	81,818	126,731
Logistics (1)	754	1,726	1,175	4,417
Vessel	28,502	30,759	82,001	78,508
Depreciation and amortization of vessels
and other fixed assets	23,747	19,980	70,069	49,988
General and administrative	9,086	14,121	26,121	41,184
Total operating expenses	87,594	119,468	261,184	300,828

(Loss) income from operations	(13,262)	63,854	(43,458)	171,017

Other (expenses) and income
Interest expense	(4,863)	(5,041)	(12,840)	(12,318)
(Loss) on extinguishment of debt (2)	-	-	-	(2,318)
Interest and other income (expenses)	(14)	330	(42)	781
Total other (expenses) and income, net	(4,877)	(4,711)	(12,882)	(13,855)

Net (loss) income	$(18,139)	$59,143	$(56,340)	$157,162

Earnings per share
Net (loss) income per common share
Basic and Diluted	$(0.61)	$1.96	$(1.89)	$5.40

Weighted average common shares outstanding
Basic and Diluted	29,863,460	30,104,863	29,836,239	28,980,101

Operating Data for the Three and Nine Months Ended September 30, 2009 and 2008

	Three Months Ended		Nine Month Ended
	September 30,		September 30,
	2009	2008	2009	2008
Other Operating Data:
Controlled vessels (at end of period) (3)	48	46	48	46
Chartered vessels (at end of period) (4)	-	1	-	1
Freight Voyage days (5)	2,630	3,296	8,728	8,429
Vessel days (6)	4,425	4,235	13,151	11,870
Tons of cargo shipped (7)	2,098	2,628	6,694	6,960
Revenue per ton (8)	$27.25	$61.40	$27.10	$55.78
Tons of cargo shipped, excluding
aggregates (7) (9)	1,063	1,461	3,513	3,688
Revenue per ton, excluding
aggregates (8) (9)	$46.81	$95.85	$43.75	$91.92
Chartered-out days	1,384	577	3,411	2,384
Chartered-out rate per day	$11,540	$33,464	$10,059	$32,421
TCE per day-Freight Voyages (10)	$12,296	$33,143	$11,726	$31,463
TCE per day-Time Charters-Out (11)	$11,048	$32,206	$9,255	$30,876

(1)	TBS Logistics represents revenue and related costs for cargo and transportation management services as part of TBS’ Five Star Service to customers which began operations in the fourth quarter of 2007.

(2)
In 2008 the loss on extinguishment of debt represents the write-off of unamortized deferred finance costs in connection with the March 2008 refinancing of the Bank of America syndicated credit facility.

(3)	Controlled vessels are vessels that are owned or chartered-in with an option to purchase. As of September 30, 2009, two vessels in the controlled fleet were chartered-in with an option to purchase.

(4)	Represents vessels that were both chartered-in under short-term charters (less than one year at the start of the charter) and chartered in under long-term charters without an option to purchase.

(5)	Represents the number of days controlled and time-chartered vessels were operated by the Company performing freight voyages. Freight voyage days exclude both off-hire days and time chartered out days.

(6)
Represents the number of days that relate to vessel expense for controlled and time-chartered vessels. Vessel expense relating to controlled vessels is based on a 365-day year. Vessel expense relating to chartered-in vessels is based on the actual number of days the vessel is operated, excluding off-hire days.

(7)	In thousands.

(8)
Revenue tons is a measurement on which shipments are freighted. Cargoes are rated as weight (based on metric tons) or measure (based on cubic meters), whichever produces the higher revenue will be considered the revenue ton.

(9)
Aggregates represent high-volume, low-freighted cargo, which can overstate the amount of tons that is carried on a regular basis and accordingly reduces the revenue per ton. TBS believes that the exclusion of aggregates better reflects their cargo shipping and revenue per ton data for their principal services.

(10)
Daily Time Charter Equivalent or "TCE" rates are defined as voyage revenue less voyage expenses during the period divided by the number of available freight voyage days during the period. Voyage expenses include: fuel, port call, commissions, stevedore and other cargo related and miscellaneous voyage expenses.  No deduction is made for vessel or general and administrative expenses. TCE includes the full amount of any probable losses on voyages at the time such losses can be estimated. TCE is an industry standard for measuring and analyzing fluctuations between financial periods and as a method of equating TCE revenue generated from a voyage charter to time charter revenue.

(11)
Daily Time Charter Equivalent or "TCE" rates for vessels that are time chartered out are defined as time charter revenue during the period reduced principally by commissions divided by the number of available time charter days during the period.  Commission for vessels that are time chartered out for the three months ended September 30, 2009 and September 30, 2008 were $0.7 million and $0.9 million, respectively.  Commission for the nine months ended September 30, 2009 and September 30, 2008 were $1.4 million and $3.7 million.  For the nine months ended September 30, 2009, time charter voyages include primarily fuel cost as well as other miscellaneous voyage costs of $1.3 million.  The fuel cost is related to fuel price differentials caused by volatility in the fuel market and the cost for ballasting vessels to time charter delivery ports.  No deduction is made for vessel or general and administrative expenses.  TCE is an industry standard for measuring and analyzing fluctuations between financial periods and as a method of equating TCE revenue generated from a voyage charter to time charter revenue.

Balance Sheet Data
Please find below TBS’ selected balance sheet data:

	September 30,	December 31,
	2009	2008

Balance Sheet Data (In thousands):
Cash and cash equivalents	$46,401	$131,150
Restricted Cash	12,675	-
Working capital	(269,557)	104,311
Total assets	941,466	1,041,685
Total debt, including current portion	341,247	383,074
Total shareholders' equity	546,171	598,296

Non-GAAP Reconciliations

Please find below TBS’ EBITDA reconciliation for the three and nine months ended September 30, 2009 and 2008.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

EBITDA Reconciliation (In thousands):
Net (loss) Income	$(18,139)	$59,143	$(56,340)	$157,162
Net interest expense	4,856	4,772	12,757	13,851
Depreciation and Amortization	23,747	19,980	70,069	49,988
EBITDA	$10,464	$83,895	$26,486	$221,001

Forward Looking Statements “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations.

Included among the factors that, in the company's view, could cause actual results to differ materially from the forward-looking statements contained in this press release are the following:

•	TBS may not pursue its reincorporation from Bermuda to Ireland;
•	TBS may not be able to complete the reincorporation, which is dependent on actions by certain third party government agencies, in the time period anticipated, or at all;
•	the reincorporation might not achieve the anticipated benefits for TBS;
•	changes in demand for the company's services, which are increasingly difficult to predict due to the current economic downturn and the widespread reduction of business activity generally;
•	a decline in rates in the shipping market will continue for a prolonged period;
•	the effect of a decline in vessel valuations;
•	the company's ability to maintain financial ratios and satisfy financial covenants in its credit facilities;
•
changes in rules and regulations applicable to the shipping industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries;

•	actions taken by regulatory authorities;
•	changes in trading patterns significantly impacting overall vessel tonnage requirements;
•	changes in the typical seasonal variations in charter rates;
•	increases in costs, including changes in production of or demand for oil and petroleum products, crew wages, insurance, provisions, repairs and maintenance, generally or in particular regions;
•	the risk that financial counterparties will default;
•	changes in general domestic and international political conditions;
•	changes in the condition of the company's vessels or applicable maintenance or regulatory standards, which may affect, among other things, its anticipated drydocking or maintenance and repair costs;
•	increases in the cost of the company's drydocking program or delays in its anticipated drydocking schedule;
•
China Communications Construction Company Ltd./Nantong Yahua Shipbuilding Group Co., Ltd.'s ability to complete and deliver the newbuild vessels on the anticipated schedule and the ability of the parties to satisfy the conditions in the shipbuilding agreements; and

•
other factors listed from time to time in the company's filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the period ended December 31, 2008 and its subsequent reports on Form 10-Q and Form 8-K.

About TBS International Limited:

TBS is a fully-integrated transportation service company that offers customers the TBS Five Star Service consisting of: ocean transportation, operations, logistics, port services, and strategic planning. TBS offers liner, parcel and bulk services, supported by a fleet of multipurpose tweendeckers and handysize and handymax bulk carriers, including specialized heavy-lift vessels and newbuild tonnage. TBS has developed its business around key trade routes between Latin America and China, Japan and South Korea, as well as select ports in North America, Africa, the Caribbean and the Middle East.

Visit our website at www.tbsship.com

For more information, please contact:

     Company Contact:
     Ferdinand V. Lepere
     Executive Vice President and Chief Financial Officer
     TBS International Limited
     Tel. 914-961-1000
     InvestorRequest@tbsship.com

     Investor Relations / Media:
     Nicolas Bornozis
     Capital Link, Inc. New York
     Tel. 212-661-7566
     tbs@capitallink.com